Pricing Supplement No. 36  Dated April 10, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount:  $10,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP:  61687Y BF3

Trade Date:  April 10, 1997

Settlement Date:  April 16, 1997

Maturity Date:  April 16, 2012

Price to Public (Issue Price):  100.0%

Net Proceeds to Issuer:  98.150%

Interest Rate (per annum):  7.750%

Interest Payment Date(s):  16th of each month, commencing May 16, 1997

Record Date(s):     ( )  March 1 and September 1 of each year
                    (X )  Other:  15 calendar days prior
                          to the interest payment dates

Day Count Basis:       (X)  30/360
                       ( )  Actual

Form:     (X)   Book-Entry Note (DTC)
          ( )   Certificated Note

Redemption:
          (   )  The Notes may not be redeemed prior to stated maturity.
          (X )  The Notes may be redeemed prior to maturity.
                The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on April 16, 1998 and each Interest Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): April 16, 1998 and each Interest
Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Date: April 16, 1998 (subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Percentage:  See above
Annual Redemption Percentage Reduction:   N/A
Modified Payment Upon Acceleration:   N/A

Sinking Fund:  None

Right of Payment:
         ( )  Subordinated   (X)  Unsubordinated

Original Issue Discount:  N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Amortization Schedule:  N/A

Denominations:  $1,000 minimum and integral multiples thereafter

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENTOR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.